Exhibit No. (10)o

Outside Directors’ Compensation

Each Outside Director of Kimberly-Clark Corporation will receive the following compensation for their services as a director, in accordance with the terms of the Corporation’s Outside Directors’ Compensation Plan (dated as of November 12, 2003) (the “Plan”). The compensation elements listed below supersede or are in lieu of all other cash or stock options currently set out under the Plan:

•	A cash Retainer in the amount of $70,000, payable in quarterly installments in advance. No separate meeting fees will be payable for attending board and committee meetings.

•	A grant of 2,000 Restricted Share Units. This grant will be made effective as of the first business day of the year. Directors joining the Board during the year will receive a pro-rata grant of Restricted Share Units upon the effective date of their election to the Board.

•	The Chairman of each of the Audit, Compensation, and Nominating and Corporate Governance Committees will each receive an additional grant of 300 Restricted Share Units.

•	The Lead Director will receive an additional grant of 500 Restricted Share Units.

•	The Restricted Period for the Restricted Share Units shall commence on the date of grant and expire on the date each recipient retires from or otherwise terminates service on the Board. The Restricted Share Units may not be transferred during the Restricted Period.